As filed with the Securities and Exchange Commission on July 30, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Psyence Biomedical Ltd.

(Exact name of registrant as specified in its charter)

Ontario, Canada	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

121 Richmond Street West Penthouse Suite 1300 Toronto, Ontario	M5H 2K1
(Address of Principal Executive Offices)	(Zip Code)

Psyence Biomedical 2023 Equity Incentive Plan
(Full Title of the Plan)

Puglisi & Associates

850 Library Ave., Suite 204

Newark, Delaware 19711

(Name and address of agent for service)

(302) 738-6680

(Telephone number, including area code, of agent for service)

With copies to:

Douglas S. Ellenoff, Esq.

Benjamin S. Reichel, Esq.

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, NY 10105

Phone: (212) 370-1300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

Psyence Biomedical Ltd. (the “Registrant,” “we,” “us,” “our,” or similar terminology) has prepared this registration statement on Form S-8 (the “Registration Statement”) in accordance with the requirements of General Instruction E to Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) to register an aggregate of 2,008,599 common shares, no par value per share (the “Common Shares”), which are reserved for issuance under the Psyence Biomedical 2023 Equity Incentive Plan (the “Plan”). This Registration Statement is being filed in order to register the Registrant’s Common Shares that may be offered or sold to participants under the Plan, either directly or upon exercise of options or other share-based awards granted under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registration Information and Employee Plan Annual Information.*

* The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 (Plan Information and Registration Information and Employee Plan Annual Information) will be sent or given to recipients of the grants under the Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b) of the Securities Act, and will include the address and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Commission maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Registrant. The address for the Commission’s website is “http://www.sec.gov.” The following documents filed by the Registrant with the Commission are incorporated herein by reference:

1.	Our Form 20-F, which was filed with the SEC on July 29, 2024;

2.	The description of our Common Stock contained in our prospectus dated May 9, 2024, which was filed with the SEC on May 10, 2024;

3.	Our report on Form 6-K, furnished to the SEC on June 6, 2024; and

4.	Our report on Form 6-K furnished to the SEC on June 20, 2024.

5.	Our report on Form 6-K furnished to the SEC on July 5, 2024.

6.	Our report on Form 6-K furnished to the SEC on July 23, 2024.

7.	Our report on Form 6-K furnished to the SEC on July 24, 2024.

Except to the extent such information is deemed furnished and not filed pursuant to securities laws and regulations, all documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in each case, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement (that indicates that all securities offered under this Registration Statement have been sold or that deregisters all securities then remaining unsold) shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Any statement contained herein or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 136 of the Business Corporations Act (Ontario) (the “OBCA”) governs the indemnification of directors and officers of a corporation and provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation shall not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the corporation or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the corporation’s request. If the matter is a criminal or administrative action or proceeding that is enforced by a monetary penalty, a corporation shall not indemnify an individual unless the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The Company has entered into indemnification agreements with each director and officer of the Company in accordance with the provisions of the OBCA cited above, which are incorporated into such agreements. Under the indemnification agreements the termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the individual did not act honestly and in good faith and with a view to the best interests of the corporation or that the individual had reasonable cause to believe that his or her conduct was unlawful. To the extent permissible by law, there shall be a presumption that the individual acted honestly and in good faith and with a view to the best interests of the corporation and that the individual had no reasonable cause to believe that his or her conduct was unlawful in the absence of fraud unless a question of law is involved.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, or incorporated by reference into, this Registration Statement. (See Exhibit Index below).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to that information in the Registration Statement provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for the purposes of determining liability under the Securities Act of, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Certificate of Incorporation of Psyence Biomedical Ltd. (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form F-4 (File No. 333-273553) filed with the SEC on November 13, 2023).
4.2	Amended and Restated Bylaws of Psyence Biomedical Ltd. (incorporated by reference to Exhibit 3.3 to the Company’s Registration Statement on Form F-4 (File No. 333-273553) filed with the SEC on November 13, 2023).
5.1	Opinion of WeirFoulds LLP.
23.1	Consent of MNP LLP.
23.2	Consent of WeirFoulds LLP (included in Exhibit 5.1).
24.1	Powers of Attorney (included on the signature page of this Registration Statement)
99.1	Psyence Biomedical Ltd. 2023 Equity Incentive Plan (incorporated by reference to Exhibit 4.8 to the Company’s Annual Report on Form 20-F (File No. 001-41937) filed with the SEC on July 29, 2024).
107	Filing Fee Table

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Ontario, Canada on the 30th day of July, 2024.

Psyence Biomedical Ltd.

By:	/s/ Neil Maresky
Neil Maresky
Chief Executive Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Neil Maresky and Jody Aufrichtig, each acting alone, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Neil Maresky	Chief Executive Officer and Director	July 30, 2024
Neil Maresky	(Principal Executive Officer)

/s/ Warwick Corden-Lloyd	Chief Financial Officer	July 30, 2024
Warwick Corden-Lloyd	(Principal Financial and Accounting Officer)

/s/ Jody Aufrichtig	Chairman of the Board and Strategic Business Development Officer	July 30, 2024
Jody Aufrichtig

/s/ Marc Balkin	Director	July 30, 2024
Marc Balkin

/s/ Christopher (Chris) Bull	Director	July 30, 2024
Christopher (Chris) Bull

/s/ Seth Feuerstein	Director	July 30, 2024
Seth Feuerstein

AUTHORIZED U.S. REPRESENTATIVE

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Psyence Biomedical Ltd. has signed this registration statement in the city of Newark, Delaware on the 30th day of July, 2024.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Authorized Representative